Exhibit 7(3)
                                 LOAN AGREEMENT

THIS AGREEMENT is made the 21st day of May 2010.
BETWEEN
1. BERKELEY TECHNOLOGY LIMITED of One Castle Street, St. Helier, Jersey, Channel Islands (the "Lender");
2. EB TRUSTEES LIMITED in their capacity as Trustees of the Berkeley Technology Limited 1990 Employee Share Option Trust (the "Trustees" or the "Borrower") of Whiteley Chambers, Don Street, St. Helier, Jersey, Channel Islands.

WHEREAS
         A. Trustees are the successor Trustees of the Berkeley Technology Limited 1990 Employee Share Option Trust (the "Trust") created by a Settlement dated 16 February 1990 made between Lender and the predecessor trustees, in accordance with that certain Deed of Appointment Retirement and Indemnity dated 12 February 2010.
         B. Under the terms of Clause 9.11 of the said Trust, the Trustees are empowered inter alia to borrow money for any purpose connected with the trusts of the Trust and to provide security for any loan in accordance with the terms of that clause.
         C. The Lender has agreed to loan the sum specified in the Schedule hereto to the Trustees on the terms and conditions herein contained and it is anticipated that the Lender may make further loans in the future on the terms and conditions hereof.
         D. The Trustees enter this Agreement in their capacity as Trustees of the Trust. NOW THIS AGREEMENT WITNESSETH as follows:-

                                  1. The Loan

                  The Trustees hereby acknowledge their indebtedness to the Lender in the sum specified in Schedule 1 hereto (the "Loan") subject to the terms and conditions of this Agreement.
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                             2. Purpose of the Loan

                  The Loan shall be applied by the Trustees in acquiring ordinary shares in the Lender as investments for the benefit of and to implement the obligations of the Trust.

                                  3. Interest

                  Until repayment of the Loan in full the Borrower will pay to the Lender by way of interest on the Loan or on any part or parts thereof for the time being remaining due a sum equivalent to the net annual income (after payment of all fees, costs and expenses incurred by the Trust) received by the Trustees payable in two installments on 1 April and 1 November in each year.

                            4. Repayment of the Loan

(i)                        The Loan shall be  repayable  upon  whichever  of the
                           following   shall   first   occur:-   (a)  the  tenth
                           anniversary of the making of the Loan; or

(b) the receipt by the Trustees of payments made on the exercise of options granted by the Trustees over investments acquired with the proceeds of the Loan IT BEING UNDERSTOOD AND AGREED that where the amount so received is less than the Loan the said amount shall be applied in reduction of the Loan with the balance remaining repayable as herein provided.

(ii) It is hereby expressly understood and agreed that the Trustees' liability in respect of the Loan shall be limited to the assets from time to time of the Trust held by them and against which the Lender shall only be entitled to have recourse. It is further understood and agreed that the Lender will accept from the Trustees in full and final settlement and full discharge of the Loan the assets of the Trust from time to time notwithstanding that the value thereof may be less than the Loan.

                                5. Further Loans

                  The Trustees covenant with the Lender to repay to the Lender all such future loans as may be made by the Lender to the Trustees for the purposes of the Trust on the same terms and conditions mutatis mutandis as are herein contained and as if such future loan were "the Loan" as herein defined subject to any such future loan being evidenced by way of written memorandum in the form set out in Schedule II hereof executed by the Trustees.

                                  6. Security

                  The Trustees hereby agree that if so required by the Lender the Trustee shall by way of security for the Loan assign, pledge mortgage or otherwise as reasonably required by the Lender provide security over investments or other assets acquired by the Trustees with the proceeds of the Loan or any part thereof (to the extent that the Trustees have not already granted options thereover in accordance with the terms of the Trust).

                            7. Counterpart Execution

                  This Agreement may be executed in any number of counterparts and by both the parties hereto on separate counterparts each of which when executed and delivered shall constitute an original but all such counterparts shall together constitute one and the same instrument.

                                     8. Law

                  This   Agreement   shall  be  governed  by  and  construed  in
accordance with the laws of the Island of Jersey.

                                   Schedule I

                                 Amount of Loan:
                               Up to US$161,532.60

                                  Date of Loan:
                                    May 2010

                                   Schedule II

                                   MEMORANDUM

     Pursuant to the terms of an Agreement dated May 2010 made between (1) Berkeley Technology Limited and (2) EB TRUSTEES LIMITED in their capacity as trustees of the Berkeley Technology Limited 1990 Employee Share Option Trust, (the "Trustees"), the Trustees in such capacity hereby acknowledge and agree as follows:-

     1. In addition to any existing indebtedness, their indebtedness to the Lender in the sum of ("the New Loan").

     2.   The New Loan is made on .

                  IN WITNESS WHEREOF the Trustees have executed this memorandum on [Date] .

                  SIGNED for and on behalf of
                  EB TRUSTEES LIMITED

                  By                        ______________________________
                  Name:                     ______________________________

 IN WITNESS WHEREOF: the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of
BERKELEY TECHNOLOGY LIMITED
by




Director                                             Director/Secretary




THE COMMON SEAL of
EB TRUSTEES LIMITED as Trustees of the Berkeley Technology Limited 1990 Employee Share Option Trust was hereunto affixed in the presence of:-





Authorised Signatory                                        Authorised Signatory